SHELLEY INTERNATIONAL CPA

144 S. Mesa Dr. #E

Mesa, AZ 85210

480-461-8301

March 10, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read and agree with the disclosures in Item 4.01 of Form 8-K for AFV Solutions, Inc. dated March 6, 2006, which is expected to be filed on or about March 10, 2006.

/s/ Mark Shelley

Shelley International CPA